Exhibit 10.25

Change of Control Severance Agreement

This Change of Control Severance Agreement (the “Agreement”) is made as of October 6, 2010 between DARA BioSciences, Inc., a Delaware corporation (the “Company”), and Ann Rosar (the “Executive”).

1.	BACKGROUND

1.1

The Company is a biopharmaceutical development company that acquires promising therapeutic candidates and develops them through proof of concept in humans for subsequent sale or out-licensing to larger pharmaceutical companies. The Company desires to provide certain protection to the Executive in the event of a Change of Control of the Company as set forth in this Agreement in order to induce the Executive to remain in the employ of the Company notwithstanding any risks and uncertainties created by the possibility of a Change of Control of the Company.

2.

DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below. Other defined terms have the meanings set forth in the provisions of this Agreement in which they are used.

2.1	Board means Board of Directors of the Company.

2.2

Cause means (i) the continued willful failure by Executive to substantially perform her duties with the Company, (ii) the willful engaging by Executive in misconduct materially and demonstrably injurious to the Company or (iii) Executive’s material breach of this Agreement; provided, that with respect to any breach that is curable by Executive, as determined by the Board in good faith, the Company has provided Executive written notice of the material breach and Executive has not cured such breach, as determined by the Board in good faith, within fifteen (15) days following the date the Company provides such notice.

2.3	Change of Control is defined in Section 3.8.

2.4

COBRA means the Consolidated Omnibus Budget Reconciliation Act, as the same may be amended from time to time, or any successor statute, together with any applicable regulations in effect at the time in question.

2.5	Code means the Internal Revenue Code of 1986, as amended.

2.6	Company Group means DARA BioSciences, Inc. and its direct and indirect subsidiaries.

2.7

Company Business is intentionally defined broadly in view of the Executive’s senior position with the Company and access to Confidential Information related to the Company Group’s business and business preparations; it means (1) any business engaged in by the Company Group during the Executive’s Employment and (a) in which the Executive materially participated, or (b) concerning which the Executive had access to Confidential Information, or (2) any other business as to which the Company Group has made demonstrable preparation to engage in during such Employment and (i) in which preparation the Executive materially participated, or (ii) concerning which preparation the Executive had access to Confidential Information.

2.8

Confidential Information means information about the Company Group or its suppliers, clients, customers or other parties with which it has business relationships that was learned by Executive in the course of her employment by the Company, including (without limitation) any proprietary knowledge (including business processes and methods), trade secrets, data, formulae, information and supplier, client, customer, and distributor lists and all papers, resumes, and records (including computer records) of the documents containing such information, but excludes information which the Executive can show: (i) was in the Executive’s possession or within the Executive’s knowledge before the Employment; or (ii) is or becomes generally known to persons who could take economic advantage of it, other than officers, directors, and employees of the Company Group, without breach of an obligation to the Company; or (iii) the Executive obtained from a party having the right to disclose it without violation of an obligation to the Company; or (iv) is required to be disclosed pursuant to legal process (e.g., a subpoena), provided that the Executive notifies the Company immediately upon receiving or becoming aware of the legal process in question.

2.9	Effective Date is the date hereof on which the Agreement commences.

2.10	Employment means the Executive’s employment with the Company.

2.11

Good Reason means: (a) a material reduction (without Executive’s express written consent) in Executive’s duties, responsibilities or base salary; (b) the requirement that Executive relocate to an employment location that is more than 50 miles from her employment location on the Effective Date; or (c) the Company’s material breach (without Executive’s express written consent) of this Agreement; provided, that Executive has provided the Company written notice of the material breach and the Company has not cured such breach within fifteen (15) days following the date Executive provides such notice.

2.12	Resign for Good Reason or Resignation for Good Reason means that all of the following occur:

(a)	the Executive notifies the Company in writing, in accordance with the notice provisions of this Agreement, of the occurrence of one or more events constituting Good Reason hereunder;

(b)

the Company fails to revoke, rescind, cancel, or cure the event (or if more than one, all such events) that was the subject of the notification under subparagraph (a) within thirty (30) days after such notice; and

(c)	within ten (10) business days after the end of the thirty-day period described in subparagraph (b), the Executive delivers to the Company a notice of resignation in accordance with this Agreement.

2.13	Senior Executives means those officers of the Company who are designated executive officers from time to time.

2.14

Termination Date means the effective date of the Executive’s termination of Employment with the Company. For purposes of this Agreement, whether a termination of Employment has occurred shall be determined consistent with the requirements of Section 409A of the Code and the Company’s administrative policies.

3.	CHANGE OF CONTROL SEVERANCE BENEFITS

3.1

Certain Accrued Compensation. If the Employment is terminated for any reason on or after a Change of Control, either by the Company or by the Executive’s resignation, then the Company shall pay the Executive the following amounts as part of the Company’s next regular payroll cycle but in no event later than thirty (30) days after the Termination Date, to the extent that the same have not already been paid;

(a)	any and all base salary and vacation pay earned through the Termination Date; and

(b)	any reimbursable expenses properly reported by the Executive.

3.2

Severance Payments and Benefits. If, during the specific time periods listed in Section 3.3, the Employment is terminated by any of the specific events listed there, then the Executive will be entitled to the following benefits:

(a)

The Company shall pay to the Executive an amount equal to 2 times the sum of (A) the highest base salary in effect (i) during the 12 months immediately prior to the Termination Date or (ii) during the Employment, if the Employment has lasted less than 12 months plus (B) 25% of the amount determined pursuant to subsection (A) of this Section 3.2(a), such amount to be paid in cash or immediately-available funds in a lump sum on the 60th day following the Termination Date.

(b)

The Company shall, to the greatest extent permitted by applicable law and the terms and conditions of the applicable insurance or benefit plan, maintain the Executive and the Executive’s dependents as participants in the health, dental, life, accident, disability and similar benefit plans offered to (and on the same terms as) other Senior Executives until the 24 month anniversary of the Termination Date.

(i)	To the extent that applicable law or the terms and conditions of the applicable insurance or benefit plan do not permit the Company to comply with paragraph (b), the Company shall reimburse the Executive (if living) and the Executive’s dependents, for all expenses incurred by any of them in maintaining the same levels of coverage under COBRA, to the extent applicable, for the period set forth in paragraph (b) (not to exceed applicable COBRA continuation coverage period), but solely to the extent that such expenses exceed the deduction or amount that would have been required to be paid by the Executive for such coverage if the Employment had not been terminated.

(ii)

If the Executive dies before the expiration of the Company’s obligation under this paragraph (b), then the Company shall, to the greatest extent permitted by applicable law and the terms and conditions of the applicable insurance or benefit plan, continue to maintain coverage for the Executive’s dependents under all insurance plans referred to in this paragraph (b) for which such dependents had coverage as of the date of the Executive’s death, at the same coverage levels and for the same period of time as would have been required had the Executive not died.

(c)

The Company shall pay the Executive (i) any applicable prorated annual bonus, based on actual performance for the year of termination as determined by the Board in its discretion when making bonus determinations for other Senior Executives and payable at such time as annual bonuses are otherwise determined for other Senior Executives and (ii) any accrued but unpaid annual bonus for the fiscal year immediately preceding the year of termination.

(d)

As a condition to making any payments or providing the continuation of any insurance and related benefits under this Section 3.2, the Company will require the Executive or her legal representative(s) to first execute a release in form and substance satisfactory to the Company, which contains a full release of all claims against the Company and certain other provisions, including but not limited to a reaffirmation of the covenants in Sections 5, 6.1 and 6.2.

3.3	Qualifying Termination Events. The specific termination events and time periods in which the Executive will be entitled to the special severance benefits under Section 3.2 above are as follows:

(a)

the Executive’s Employment is terminated by the Company, for any reason other than Cause, at any time during the period beginning on the Change of Control date and ending on the date thirty (30) months after the Change of Control date; or

(b)	the Executive Resigns for Good Reason at any time during the period beginning on the Change of Control date and ending on the date thirty months years after the Change of Control date.

3.4

Equity Vesting. In addition, all restricted stock, stock option or other equity compensation awards granted by the Company that were unvested immediately prior to the Change of Control date shall become fully vested as of the Change of Control date. The provisions of this Section 3.4 shall control except to the extent that the provisions of the applicable restricted stock, stock option or other equity award are more favorable.

3.5

No Other Severance Benefits. Other than as described above in Sections 3.1 and 3.2, the Executive shall not be entitled to any payment, benefit, damages, award or compensation in connection with termination of the Employment following a Change of Control, by either the Company or the Executive, except as may be expressly provided in another written agreement, if any, approved by the Board and executed by the Executive and the Company. Neither the Executive nor the Company is obligated to enter into any such other written agreement.

3.6

No Waiver of ERISA-Related Rights. Nothing in this Agreement shall be construed to be a waiver by the Executive of any benefits accrued for or due to the Executive under any employee benefit plan (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company, if any, except that the Executive shall not be entitled to any severance benefits pursuant to any severance plan or program of the Company other than as provided herein.

3.7

Mitigation Not Required. The Executive shall not be required to mitigate the amount of any payment or benefit which is to be paid or provided by the Company pursuant to this Section 3. No remuneration received by the Executive from a third party following termination of the Employment shall apply to reduce the Company’s obligations to make payments or provide benefits hereunder; provided, however, that any additional severance payment(s) made by the Company, or its successor following a Change of Control transaction, that is (are) in addition to and outside of the payments contemplated by this Agreement, shall apply dollar-for-dollar to reduce the payments contemplated by this Agreement (but not below zero).

3.8	Change of Control Defined. A Change of Control shall occur when:

(a)

Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the

Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (iv) any acquisition pursuant to a transaction that complies with Sections 10.2(c)(A), (B) and (C).

(b)

Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)

There is consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	The stockholders of the Company approve a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if it is determined that a payment hereunder is subject to the requirements of Section 409A, the Company will not be deemed to have undergone a Change of Control unless the Company is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A.

4.

TAX WITHHOLDING. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement, or under any other agreement between the Executive and the Company, all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

5.	CONFIDENTIAL INFORMATION

5.1

Executive acknowledges that in the course of her employment by the Company, the Company has provided her and will continue to provide her, prior to any termination hereof, with certain Confidential Information and knowledge concerning the operations of the Company Group which the Company desires to protect. This Confidential Information shall include, but is not limited to:

(a)

terms and conditions of and the identity of the parties to the Company Group’s agreements with its suppliers, clients, customers or other parties with which it has business relationships, including but not limited to price information;

(b)	management systems, policies or procedures, including the contents of related forms and manuals;

(c)	professional advice rendered or taken by the Company Group;

(d)

the Company Group’s own financial data, business and management information, processes, methods, strategies and plans and internal practices and procedures, including but not limited to internal financial records, statements and information, cost reports or other financial information;

(e)	proprietary software, systems and technology-related methodologies of the Company Group and their clients;

(f)	salary, bonus and other personnel information relating to the Company Group’s personnel;

(g)

the Company Group’s business and management development plans, including but not limited to proposed or actual plans regarding acquisitions (including the identity of any acquisition contacts), divestitures, asset sales, and mergers;

(h)	decisions and deliberations of the Company Group’s committees or boards; and

(i)	litigation, disputes, or investigations to which the Company Group may be party and legal advice provided to Executive on behalf of the Company Group in the course of Executive’s employment.

5.2

Executive understands that such information is confidential, and she agrees not to reveal such information to anyone outside the Company so long as the confidential or secret nature of such information shall continue. Executive further agrees that she will at no time use such information in competing with all or any portion of the Company. At such time as Executive shall cease to be employed by the Company, she will surrender to the Company all papers, documents, writing and other property produced by her or coming into her possession by or through her employment and relating to the information referred to in this paragraph, and the Executive agrees that all such materials will at all times remain the property of the Company.

6.	NONCOMPETITION AND NONSOLICITATION COVENANT

6.1

Noncompetition. In return for the consideration stated in this Agreement, including the receipt of Confidential Information by Executive and the promise of the Company to provide the Executive with Confidential Information, the Executive agrees that, during her Employment and for one (1) year after the termination of Employment, Executive shall not directly or indirectly possess an ownership interest in, manage, control, participate in, consult with, or render services for any other person, firm, association or corporation, engaged in the Company Business without the prior written consent of the Company, in the Territory (defined below), because such activity would unavoidably and unfairly compromise the Company’s legitimate, protectable business interests in its Confidential Information, clients, employees, suppliers, and business relationships.

“Territory” means all of the following: (1) any state in which any entity in the Company Group conducts Company Business at the time of enforcement of this provision; (2) the United States of America; (3) North America; and (4) the world.

6.2

Nonsolicitation. Executive agrees that she shall not, either directly or indirectly, during Executive’s Employment and for one (1) year after termination of Employment, in any capacity whatsoever (either as an employee, officer, director, stockholder, proprietor, partner joint venturer, consultant or otherwise) (a) solicit, contact, call upon, communicate with, or attempt to communicate with any of the Company Group customers or clients or potential customers or clients for the purpose of selling products or providing services to such customer or client, (b) sell products or provide any services to any customer or client or potential customer or client of the Company Group, or (c) cause, or attempt to cause, any of the Company’s suppliers, distributors, or other business partners to cease doing business with the Company or to reduce the amount of business they do with the Company.

7.	ADJUSTMENTS TO PAYMENTS

7.1

Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 (or any successor provisions) of the Code, or any interest or penalty is incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if Executive received all of the Payments. The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.

7.2

All determinations required to be made under this Section, including whether and when an adjustment to any Payments is required and, if applicable, which Payments are to be so adjusted, shall be made by an independent accounting firm selected by the Company from among the four (4) largest accounting firms in the United States or any nationally recognized financial planning and benefits consulting company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and to Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive’s applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

8.

COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code (hereinafter referred to as “Section 409A”). This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event any payment or benefit hereunder is determined to constitute nonqualified deferred compensation subject to Section 409A, then to the extent necessary to comply with Section 409A, such payment or benefit shall not be made, provided or commenced until six months after Executive’s Termination Date. Lump sum payments will be made, without interest, as soon as administratively practicable following the six-month delay. Any installments otherwise due during the six-month delay will be paid in a lump sum, without interest, as soon as administratively practicable following the six-month delay, and the remaining installments will be paid in accordance with the original schedule. For purposes of Section 409A, the right to a series of installment payments shall be treated as a right to a series of separate payments. Each separate payment in the series of separate payments shall be analyzed separately for purposes of determining whether such payment is subject to, or exempt from compliance with, the requirements of Section 409A.

9.	OTHER PROVISIONS

9.1

This Agreement shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) the Executive and the Executive’s heirs and legal representatives, except that the Executive’s duties and responsibilities under this Agreement are of a personal nature and will not be assignable or delegable in whole or in part without the Company’s prior written consent.

9.2

All notices and statements with respect to this Agreement must be in writing and shall be delivered by certified mail return receipt requested; hand delivery with written acknowledgment of receipt; or overnight courier with delivery-tracking capability. Notices to the Company shall be addressed to the Company’s chief executive officer or chief financial or accounting officer at the Company’s then-current headquarters offices. Notices to the Executive may be delivered to the Executive in person or to the Executive’s then-current home address as indicated on the Executive’s pay stubs or, if no address is so indicated, as set forth in the Company’s payroll records. A party may change its address for notice by the giving of notice thereof in the manner hereinabove provided.

9.3	If the Executive Resigns for Good Reason because of (i) the Company’s failure to pay the Executive on a timely basis the amounts to which she is entitled under this

Agreement or (ii) any other breach of this Agreement by the Company, then the Company shall pay all amounts and damages to which the Executive may be entitled as a result of such failure or breach, including interest thereon at the maximum non-usurious rate and all reasonable legal fees and expenses and other costs incurred by the Executive to enforce the Executive’s rights hereunder and the Executive will be relieved of all obligations under Section 6 (noncompetition).

9.4

This Agreement sets forth the entire present agreement of the parties concerning the subjects covered herein between the Company and the Executive. There are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth herein or therein.

9.5

Any modification of this Agreement must be in writing and signed upon the express consent of all parties. Any attempt to modify this Agreement, orally or in writing, not executed by all parties will be void.

9.6

If any provision of this Agreement, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

9.7	This Agreement will be governed and interpreted under the laws of the State of North Carolina.

9.8	No failure on the part of any party to enforce any provisions of this Agreement will act as a waiver of the right to enforce that provision.

9.9	Termination of the Employment, with or without Cause, will not affect the continued enforceability of this Agreement.

9.10	Section headings are for convenience only and shall not define or limit the provisions of this Agreement.

9.11

This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. A copy of this Agreement manually signed by one party and transmitted to the other party by FAX or in image form via email shall be deemed to have been executed and delivered by the signing party as though an original. A photocopy of this Agreement shall be effective as an original for all purposes.

By signing this Agreement, the Executive acknowledges that the Executive (1) has read and understood the entire Agreement; (2) has received a copy of it; (3) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (4) agrees to be bound by it.

Executed and effective as of the Effective Date.

DARA BioSciences, Inc.		Executive

By:	/s/ Richard A. Franco	/s/ Ann Rosar
Name:	Richard A. Franco	Ann Rosar
Title:	President and Chief Executive Officer